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                                                                     EXHIBIT 5.1

                        MACHADO, MEYER, SENDACZ E OPICE
                                   ADVOGADOS

                        RUA DA CONSOLACAO, 247, 4 ANDAR
                        01301-903 SAO PAULO, SP, BRASIL
                   TEL. 55 11 3150-7000 - FAX 55 11 3150-7071
                                MMSO@MMSO.COM.BR
                            WWW.MACHADOMEYER.COM.BR

 BRASILIA - RIO DE JANEIRO - SALVADOR - PORTO ALEGRE - NOVA IORQUE - FORTALEZA


                                                                November 8, 2004


TELESP CELULAR PARTICIPACOES S.A.
Avenida Roque Petroni Junior, 1.464 - 6th floor
Sao Paulo - SP
Brazil


Ladies and Gentlemen,

We have acted as Brazilian counsel to Telesp Celular Participacoes S.A. ("TCP") in connection with an envisaged capital increase, within its authorized capital ("Capital Increase"), and the related filing by TCP on October 12, 2004 of a Registration Statement on Form F-3 ("TCP Form F-3") with the U.S. Securities and Exchange Commission in connection with the issuance of shares by TCP under the Capital Increase.

We hereby confirm that after the approval of the Capital Increase by the board of directors' meetings of TCP (after consideration to the opinion to be submitted by the audit council, if applicable), the registration of the minutes of such meetings with the competent Brazilian board of trade and the publication of such minutes as required under Brazilian law, the shares to be issued by TCP under the Capital Increase will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the TCP Form F-3 and to the reference to our name under the caption "Validity of Securities" and "Enforcement of Civil Liabilities" of the TCP Form F-3 and the related prospectus or in any amendment thereto.


                                Very truly yours,

                                /s/ Moshe B. Sendacz